UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Internal Documents Sent to Certain Shareholders

ISSUES AND CONCERNS WITH ISS 2012 PROXY ANALYSIS OF MTW

Specific Errors in ISS Report

The attached document provides detail regarding the following specific errors or misleading statements in the ISS Proxy Analysis:

1.               ISS states that EVA performance in 2011 was less than the targeted performance. (2011 EVA actually exceeded targeted performance by approximately $15 million and exceeded 2010 actual performance by $23.1 million.)

2.               The ISS report incorrectly implies that negative EVA equates to negative performance.  (2011 EVA exceeded targeted performance by approximately $15 million and exceeded 2011 performance by $23.1 million.  2011 Net Operating Profit after Taxes, a primary component of EVA, increased to $145 million in 2011 from $129 million in 2010.)

3.               ISS states that 2011 long-term equity compensation is primarily time-based and states that in 2012 MTW moved to 50 percent of equity awards being in the form of performance shares.  (It was in 2011 that MTW moved to 50 percent of equity award being in the form of performance shares, with the other 50 percent being stock options.  ISS considers options to be time-based and not performance-based.  We disagree.)

4.               ISS states that the financial measures for the performance shares in the 2012 long-term equity award were equally-weighted between EVA and total debt.  (Those were the two-equally-weighted measures for the 2011 award, not the 2012 award.  As noted in the proxy statement, for 2012 the company moved to TSR and Total Leverage as the two equally-weighted financial measures.)

5.               The ISS report indicates that a prior-year’s EVA target should be the basis on which improvement for the subsequent year is measured, regardless of whether the prior year target was achieved.  (MTW’s 2011 EVA target represented a meaningful $8.5 million improvement over the 2010 EVA actual performance; and the 2011 actual EVA performance was a very meaningful $23 million improvement over the actual 2010 EVA performance and $14.6 million improvement over the 2011 EVA target.)

6.               The ISS report states that in 2012 MTW moved from a 75%/25% restricted stock / options mix to a 50%/50% mix of performance shares and options.  (The change to a 50%/50% mix of performance shares and stock options was made in 2011, not 2012.  Additionally, the mix prior to 2011 was 75% options / 25% restricted stock, not 75% restricted stock / 25% options.)

Summary of Discussion with ISS.

After failing to respond to phone calls, ISS responded to our email pointing out their errors.  They did acknowledge a couple of the errors but held firm to their position that stock options, in their view, are time-based equity awards and not performance-based and that the 2011 equity compensation was primarily time-based because of the value they placed on the options.  They indicated they would issue a supplemental report or a revised report to correct the errors.  In addition to pointing out their errors by email, we shared with them prior to the phone call, the attached discussion points.

In an email response prior to the call, an ISS representative stated “a change to ISS vote recommendation on this year’s say-on-pay would require that a majority of fiscal 2011 CEO pay to be performance-based under ISS guidelines.”  The point being that ISS places an unreasonably high value on the options granted and views (under their policy) those options as time-based rather than performance-based.  This issue was the essence of our lead-in discussion in our phone discussion with ISS in order to open the door to the other discussion points.

ISS representatives were very careful in the phone call not to say (in spite of their email where they did say it) that they would change their recommendation if we added additional performance criteria to the CEO’s 2011 compensation.  (To admit to that would be to say that they gave little credence to company’s performance and all else that was set forth in the CD&A.)  Nevertheless, it was clear to us that one of their primary reasons for their position is that they view options as not performance-based and place an unreasonably high value on them.  It is telling that one of the ISS representatives, in response to our inquiry as to how/why they view options as not-performance based, stated that personally he felt that they were/are performance-based, but ISS policy is that they are not.

We did get the opportunity to make the points set forth in the attached discussion points document.  It is apparent that their scrutiny was triggered by their view of poor TSR (which we pointed out in 2011 was due to using calendar 2011 as the singular evaluation period without considering the very strong TSR that followed our year-end earnings release — 98th percentile).  While they understood our position and discussion points and seemed a bit sympathetic personally to our points, it also was clear that they were bound by policy to hold-the-line on their negative recommendation.  Thus, ISS agreed to issue corrections to their report to address their errors, but will continue to recommend against the executive compensation.  We strongly disagree with this recommendation given Manitowoc’s solid market-driven and performance approach to officer compensation.

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Discussion Points for Phone Meeting with ISS regarding their 2012 Proxy Analysis

April 16, 2012

1.              Negative EVA does not mean negative performance.

•                  Sales of $3.7 billion, increased 16.2% as compared to 2010 sales of $3.1 billion

•                  EBIT of $193 million, increased 27.0% as compared to 2010 EBIT of $152 million

•                  Annual incentive (STIP) rewards Economic Value-Added (EVA®) improvement, which was approximately $23 million in 2011

•                  2011 NOPAT (this is a measure of operating earnings based on the income statement) increased to $145M from $129M (increased by 12.4%)

•                  To arrive at EVA, we apply a capital charge to NOPAT, which results in the appearance of “negative” absolute EVA performance

•                  In 2011 this capital charge, which is solely for incentive purposes to drive accountability/ efficient use of capital, was $283M, resulting in 2011 EVA of negative $137M

2.              How is company performance at the time compensation decisions are made for the year (February) taken into account in ISS’s analysis?

•                  Regular LTI grants are consistently made in February of each year, targeted at market median levels with grant levels set using a recent average stock price.

•                  At the time of the February 14, 2011 grants, Manitowoc’s stock price year-to-date had increased by 51% (from $13.11 to $19.78) and our 2010 TSR was 32%.

•                  After the grants were made in Q1 2011, our stock price declined (at year-end, the stock price was $9.19), which is reflected in potential realizable value of the awards at year-end.

•                  Option grants significantly underwater and value of performance shares, which are only earned if specific goals are achieved, had decreased by over 50%

•                  No “free shares” were granted and therefore there is no minimum certain value from the 2011 (or 2012) long-term incentive awards.

•                  Manitowoc’s TSR is compared below to the ISS comparator group (summary statistics) and Russell 3000 Index for 2011 (annual and by quarter) and 2012 year-to-date (as of April 12, 2012)

	Quarterly Shareholder Return				2011	2012
	Q1 2011	Q2 2011	Q3 2011	Q4 2011	TSR	YTD
ISS Comparator Group Used for Manitowoc
25th Percentile	5%	-8%	-41%	15%	-18%	6%
50th Percentile	12%	-3%	-32%	22%	-8%	17%
75th Percentile	17%	4%	-22%	34%	15%	29%

The Manitowoc Company, Inc.	67%	-23%	-60%	38%	-29%	55%
Percent Rank	99%	0%	2%	93%	13%	98%

Russell 3000 Index	6%	0%	-16%	12%	-1%	9%

3.              Please explain your determination that the 2011 long-term incentive (LTI) awards are considered primarily time-based and the resulting valuation of the stock option grants.

•                  Manitowoc’s LTIs reward multi-year financial and stock price performance; no “free shares” were granted to officers in 2011 or 2012

•                  Our program design has changed since 2010 to better align to shareholder value creation

•                  2011 and 2012 grant mix stock options 50% and performance shares 50%

•                  2010 grant mix was stock options 75% and restricted stock 25%

•                  Performance share measures

•                  2011 equal weighting of EVA and Total Debt Reduction

•                  2012 equal weighting of Relative TSR and Total Leverage (Debt/EBITDA)

•                  Stock options only have value if the price appreciates from the date of grant, providing value to executives commensurate with shareholders (with no certain minimum value) and, as such, we consider options to be a performance-based

•                  There is an element of relative performance, since if companies awarded the same target value in options, higher stock price performance than other companies results in higher realized pay (and vice versa).

•                  Performance shares only have value if the specified goals are achieved and, for shares earned, the value realized is reflective of the stock price at vesting.

•                  ISS assigns a value of approximately 80% of face value for the option grants, instead of the accounting value reported in the proxy of approximately 50% of face value.

•                  Is the “value” of an option really equivalent to 0.8 shares, which implies that options are virtually equivalent to a full share?

4.              Where there appears to be a significant change (higher or lower) in a year’s LTI grants, is a multi-year history of LTI grants reviewed?

•                  LTI award opportunities are targeted to approximate market median levels (some differences in grant value have resulted due to changes in the stock price at grant from the average price used to set grant levels — wider differences in 2009 (lower) and 2011 (higher)).

•                  2012 LTI grants have an accounting fair value expected to approximate the target guideline level (2012 grant value down nearly 40% from 2011).  See Attachment for grant details.

•                  The last four years of CEO LTI grants are presented below for the CEO.

•                  CEO was promoted to the role in May 2007 and target compensation was transitioned to market median levels over several years (as reflected in the increases in base salary and incentive award opportunities shown in the proxy Summary Compensation Table).

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CEO 2009 to 2012 Target Long-term Incentive Grants ($ in millions)

		Target Grant	Guideline	Exercise/Grant	Total Target Value
Grant Date	Target Grant Mix	Guideline	Price	Price	at Grant Price
2/28/2012*	Options 50%/Perf Shares 50%	$3.2	$16.00	$16.28	$3.3
2/14/2011	Options 50%/Perf Shares 50%	$3.3	$12.54	$19.78	$5.3
2/11/2010	Options 75%/Restricted Stock 25%	$2.7	$10.81	$11.35	$2.9
2/24/2009	Options 75%/Restricted Stock 25%	$2.1	$10.31	$4.41	$0.9

*The 2012 performance shares granted subject to shareholders’ approval of the amended 2003 Plan. As such, the accounting grant date fair value will be determined at that time.

5.              How is the actual value realized from long-term incentives factored into ISS’s analysis of pay and performance?

•                  The CEO’s actual STIP and realized value from prior LTI grants is commensurate with performance.

CEO 2009 to 2011 Target versus Actual Total Direct Compensation ($ in millions)

	Base	STIP		Long-Term Incentives		Total Direct Compensation
Year	Salary	Target	Actual	SCT Value*	Actual Value Realized**	Target	Actual
2011	$0.9	$0.9	$1.1	$5.3	$0.2	$7.1	$2.3
2010	$0.8	$0.8	$0.6	$2.9	$0.1	$4.6	$1.5
2009	$0.7	$0.6	$0.0	$0.9	$0.1	$2.3	$0.8

*Year of grant, as vesting/performance periods end in future years.

**Payouts during the year (option exercises or stock vesting)

•                  Regarding the 2011 LTI grants, Manitowoc’s executives will only realize value from the 2011 awards if the stock price appreciates - to $29.44 for the proxy-reported stock option value to be realized (unlike free shares, option grants have no minimum certain value) and back to $19.78, and the achievement of specific multi-year target financial goals, for the target performance share value to be realized.

6.              How is the comparator group developed and how does ISS ensure the companies are relevant in terms of size and pay mix?

•                  The companies selected by ISS have annual revenues that are primarily lower than Manitowoc.

•                  Manitowoc’s 2011 revenues were $3.7B, which approximates the 70th percentile of the 24 comparators (median revenues of $2.9B).

•                  As such, it would be reasonable for Manitowoc’s target compensation to rank near the 70th percentile of these companies.

•                  Manitowoc is committed to pay-for-performance

•                  The Company uses survey data to set target compensation levels to approximate market median levels among comparably-sized general industrial companies.

•                  Over 80% of the proxy-named officers’ compensation is through at-risk, variable incentives (no minimum, certain value is provided in our incentive programs).

•                  Actual incentive payouts/values realized are commensurate with our performance results.

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